Filed Pursuant to rule 433

Registration No. 333-257399

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES N

$2,500,000,000

3.846% FIXED-RATE RESET SUBORDINATED NOTES, DUE MARCH 2037

FINAL TERM SHEET

Dated March 3, 2022

Issuer:	Bank of America Corporation

Ratings of this Series*:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)

Title of the Series:	3.846% Fixed-Rate Reset Subordinated Notes, due March 2037 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$2,500,000,000

Issue Price:	100%

Selling Agents’ Commission:	0.450%

Net Proceeds to Issuer:	$2,488,750,000

Trade Date:	March 3, 2022

Settlement Date:	March 8, 2022 (T+3)

Maturity Date:	March 8, 2037

Ranking:	Subordinated

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Initial Interest Rate:	3.846% per annum payable in arrears for each semi-annual Interest Period during the initial fixed rate period from, and including, the Settlement Date to, but excluding, the First Reset Date

Reset Interest Rate:	Reset Reference Rate determined as of the Reset Determination Date plus the Spread per annum payable in arrears for each semi-annual Interest Period during the first reset period from, and including, the First Reset Date to, but excluding, the Maturity Date

Spread:	200 bps

Reset Reference Rate:	Five-Year U.S. Treasury Rate

For more information on the determination of the Reset Reference Rate, including the applicable fallback provisions, see Description of the Notes—Fixed-Rate Reset Notes—Determination of Reset Reference Rates—U.S. Treasury Rate” in the Issuer’s Series N Prospectus Supplement dated August 4, 2021 (the “Prospectus Supplement”).

First Reset Date:	March 8, 2032

Subsequent Reset Date:	Not Applicable

Reset Determination Date:	The third business day preceding the First Reset Date

Interest Periods:	Each semi-annual period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or, if the Notes are redeemed, the redemption date).

Interest Payment Dates:	March 8 and September 8 of each year, beginning September 8, 2022 and ending on the Maturity Date

Day Count Convention:	30/360

Business Days:	New York/Charlotte

Business Day Convention:	Following Unadjusted Business Day Convention

Treasury Benchmark:	10 year U.S. Treasury, due February 15, 2032

Treasury Yield:	1.846%

Treasury Benchmark Price:	100-08+

Spread to Treasury Benchmark:	200 bps

Reoffer Yield:	3.846%

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:	AmeriVet Securities, Inc.
Bancroft Capital, LLC
Roberts & Ryan Investments, Inc.
Stern Brothers & Co.
Tigress Financial Partners, LLC
Tribal Capital Markets, LLC
ANZ Securities, Inc.
BMO Capital Markets Corp.
CaixaBank, S.A.
Capital One Securities, Inc.
CIBC World Markets Corp.
Citizens Capital Markets, Inc.
Commonwealth Bank of Australia
HSBC Securities (USA) Inc.
Huntington Securities, Inc.
ING Financial Markets LLC
Intesa Sanpaolo S.p.A.
KeyBanc Capital Markets Inc.
Mizuho Securities USA LLC
nabSecurities, LLC
Natixis Securities Americas LLC

NatWest Markets Securities Inc.
PNC Capital Markets LLC
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
SVB Securities LLC
Truist Securities, Inc.
UniCredit Capital Markets LLC

CUSIP:	06051GKL2

ISIN:	US06051GKL22

Optional Redemption:	The Issuer may redeem the Notes at its option, (a) in whole, but not in part, on March 8, 2032, or (b) in whole at any time or in part from time to time, on or after September 8, 2036 and prior to the Maturity Date, in each case, upon at least 5 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Optional Make-Whole Redemption:	The Issuer may redeem the Notes, at its option, in whole at any time or in part from time to time, on or after March 10, 2027 (or, if additional Notes are issued after March 8, 2022, on or after the date that is five years and two business days after the issue date of such additional Notes), and prior to March 8, 2032, upon at least 5 business days’ but not more than 60 calendar days’ prior written notice to the holders of the Notes, at a “make-whole” redemption price calculated as set forth in the Prospectus Supplement under “Description of the Notes—Redemption—Make-Whole Redemption.” For purposes of the make-whole redemption, the “spread” is 30 basis points.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bofa.com or dg.prospectus_requests@bofa.com.

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